Exhibit 10.16
EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of May 29, 2014, by and between BOYD P. GENTRY (“Executive”), on behalf of himself, his agents, attorneys, assigns, heirs, executors, administrators, beneficiaries and personal and legal representatives, and ADCARE HEALTH SYSTEMS, INC., a Georgia corporation (the “Company”), on behalf of its agents, attorneys, assigns, employees, successors, predecessors, officers, directors, shareholders and subsidiary and related companies. The Company and Executive are referred to in this Agreement, collectively, as the “parties” and, each individually, as a “party.”
W I T N E S S E T H:

WHEREAS, Executive has heretofore served as the Company’s Chief Executive Officer and President and as a member of the Company’s Board of Directors (the “Board”);

WHEREAS, the Company and Executive each desire to enter into this Agreement to set forth in writing the terms and conditions of Executive’s separation from the Company, its subsidiaries and affiliates; and

WHEREAS, the Company and Executive seek to fully and finally settle all actual or potential differences or claims, whether or not now known, on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.Separation; Separation Date. In order to effect such separation, Executive hereby resigns his position as a member of the Board and his position as the Company’s Chief Executive Officer and President, and all other positions Executive holds with the Company, its subsidiaries and affiliates, effective as of 12:01 a.m. on June 1, 2014 (the “Separation Date”). The Company hereby accepts such resignation as of the Separation Date.

Section 2.Payments and Benefits. The parties agree that the following shall constitute all of the financial obligations of the Company, its subsidiaries and affiliates due to Executive in connection with Executive’s employment with the Company and termination of such employment:

2.1    Severance Pay. Unless Executive shall have revoked this Agreement as set forth in Section 4(d) of this Agreement: (i) on June 9, 2014, the Company shall deposit, or cause to be deposited, by wire transfer of immediately available funds, into the escrow account of Hughes, White, Kralicek, P.C., the “Escrow Agent” identified in the Escrow Agreement entered into between Executive, Company and the Escrow Agent, a true and correct copy of which is attached hereto as Exhibit 1 and incorporated herein by reference (the “Escrow Agreement”), the sum of $452,500.00, less estimated applicable withholding and authorized deductions (the “Initial Deposit”); and (ii) the Company shall deposit, or cause to be deposited, by wire transfer of immediately available funds, into the escrow account of the Escrow Agent the sum of $33,750.00 per month, less estimated applicable withholding and authorized deductions, for ten consecutive months, with (x) the first monthly deposit to be deposited into the escrow account of the Escrow Agent on or before July 1, 2014, (y) the next eight monthly deposits to be deposited into the escrow account of the Escrow Agent on or before the first business day of each the next eight consecutive months beginning August 1, 2014; and (z) the final monthly deposit to be deposited into the escrow account of the Escrow Agent on or before April 1, 2015 (collectively, the “Monthly Deposits”). Amounts will be released from the escrow and paid to Executive in accordance with the schedule of disbursements in the Escrow Agreement. The Company will remit the applicable taxes to the applicable taxing authorities at the applicable times Executive is scheduled to receive disbursements in accordance with the schedule of disbursements from the Escrow Agreement. The Company’s obligation under this Section 2.1 to make the Initial Deposit or any Monthly Deposit shall be satisfied when the Company deposits, or causes to be deposited, with the Escrow Agent in accordance with the terms of the Escrow Agreement, the amount on Schedule I to the Escrow Agreement set forth opposite the date on which the Initial Deposit or such Monthly Deposit, as applicable, is to be made; provided, however, that the Company’s obligation to make a Monthly Deposit on any Adjustment Date (as defined in the Escrow Agreement) is also satisfied if the Company deposits, or causes to be deposited, with the Escrow Agent in accordance with the terms of the Escrow Agreement such amount as may be determined by the Company in accordance with the adjustment procedure set forth in Section 2 of the Escrow Agreement.

2.2     Consultancy Period. From the Separation Date through August 31, 2014 (the “Consultancy Period”), Executive agrees to make himself available to advise and consult with the Company and to respond to appropriate inquiries regarding such matters pertaining to the Company’s business as may, from time to time, be reasonably requested of Executive by the Company’s Chairman of the Board or his designee who is reasonably acceptable to Executive (the “Consulting Services”). For purposes of this Agreement, Consulting Services shall include, without limitation, Executive’s cooperation and assistance in the defense of the Company’s interests in any pending or threatened litigation and any other administrative or regulatory proceeding which currently exists now or which may arise in the future and involve the conduct of the Company’s business activities during the period of Executive’s employment with the Company. Notwithstanding the foregoing: (i) the Consulting Services shall be limited to executive-level services comparable in scope to those previously performed by Executive for or on behalf of the Company; (ii) shall not exceed forty (40) hours per month in duration; (iii) shall be performed by Executive telephonically (unless specifically requested by the Company’s Chairman of the Board or his designee who is reasonably acceptable to Executive); (iv) shall not unreasonably interfere with Executive’s other business and personal obligations; and (v) shall not require the disclosure to the Executive of any material non-public information. Executive shall be entitled to reimbursement by the Company for any reasonable out-of-pocket expenses incurred by Executive in connection with the performance of the Consulting Services during the Consultancy Period, including Executive’s travel to Atlanta, Georgia. After the termination of the Consultancy Period, Executive agrees to provide such additional Consulting Services as the Company may reasonably request, and the Company agrees to pay Executive for such additional services at a rate of $200.00 per hour and to reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive in connection with the performance of such additional services.

2.3     Equity Awards. The Company and Executive acknowledge that: (i) Executive is a participant in the AdCare Health Systems, Inc. 2011 Stock Incentive Plan (the “Incentive Plan”), and the Company and Executive have entered into certain agreements evidencing awards granted pursuant to the Incentive Plan (collectively, the “Incentive Plan Awards”), including, without limitation, that certain Restricted Stock Agreement between the Company and Executive effective June 1, 2012 (the “Restricted Stock Award Agreement”); and (ii) the Company and Executive have entered into that certain Warrant To Purchase Shares of Common Stock of AdCare Health Systems, Inc. (No. ASW185), as of January 10, 2011 (the “Warrant” and, together with the Incentive Plan Awards, the “Awards”). The Company and Executive agree that nothing in this Agreement shall: (x) alter, modify or change the terms or provisions of the Awards with respect to vesting, exercisability or otherwise; or (y) impose any additional restrictions or limitations on Executive’s resale of the shares of the Company’s common stock (the “Common Stock”) underlying the Awards beyond such limitations and restrictions imposed by the terms and provisions of the Awards or the Incentive Plan, the federal or state securities laws or other applicable law. The Company further acknowledges and agrees that the restricted Common Stock underlying the Restricted Stock Award Agreement will vest on June 1, 2015.

2.4    Continuation of Benefits. If permitted pursuant to applicable law and the terms of the Company’s medical, dental, disability and life insurance programs and any other employee benefit plan in which Executive and his family (the “Covered Persons”) participated immediately prior to the Separation Date (collectively, the “Company Benefit Plans”), then the Company shall arrange for the Covered Persons to continue to participate (excluding participation through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)) in the Company Benefit Plans for a period of twenty-four (24) months after the Separation Date (the “Benefit Continuation Period”), on substantially the same terms and conditions in effect for the Covered Persons (including any required contribution) immediately prior to the Separation Date. If, however, applicable law or the terms of any Company Benefit Plan do not permit the Covered Persons to participate in such plan (excluding participation through COBRA) after the Separation Date, then the Company shall pay to Executive an amount each month during the Benefit Continuation Period equal to the Company’s cost of coverage under such plan for similarly situated officers and their families (collectively, the “Monthly Benefit Payments”). The Monthly Benefit Payments shall be payable on or before the last business day of each month during the Benefit Continuation Period, with the first monthly payment payable on or before June 30, 2014. Notwithstanding the foregoing, any obligation of the Company under this Section 2.4 to provide coverage for the Covered Persons under any Company Benefit Plan, or to make Monthly Benefit Payments to Executive, shall cease immediately, with respect to each Covered Person and each Company Benefit Plan, upon such time as such Covered Person becomes eligible to be covered by an insurance program or other arrangement of a subsequent employer of Executive which is comparable to such Company Benefit Plan. Executive agrees to notify the Company promptly when he begins employment with another employer and when he becomes eligible to participate in any benefit or other welfare plan, program or arrangement of such employer.

2.5     Payment of Accrued PTO. Unless Executive shall have revoked this Agreement as set forth in Section 4(d) of this Agreement, on June 11, 2014, the Company shall pay to Executive the amount of $9,615.00, which Executive and the Company acknowledge and agree represents the value of all of Executive’s accrued vacation days and other accrued paid time off consistent with the Company’s practice and policy.

Section 3.    Mutual Non-Disparagement; Public Announcement and Filings. Executive agrees to not disparage or make derogatory statements, orally or in writing, regarding the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. The Company agrees not to, and agrees to ensure that its executive officers and directors do not, disparage or make derogatory statements, orally or in writing, regarding the Executive. If Executive directs prospective employers to contact the Company, then the Company will respond by only confirming Executive’s job title and dates of employment. Notwithstanding the foregoing, nothing in this Section 3 shall prohibit the Company or Executive from: (i) providing truthful information in response to an inquiry by the Securities and Exchange Commission or any other government agency, a subpoena or other legal process; or (ii) refusing to answer any question(s) posed by any third party. The requirements of this Section 3 will not apply to any statements: (x) that Executive makes addressing any derogatory or disparaging statements made by the Company (in its formal public statements), its executive officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are, in the reasonable, good faith judgment of Executive, true and extend no further than addressing such statements by the Company, its executive officers or directors; or (y) that the Company (in its formal public statements), its executive officers and/or its directors make addressing any derogatory or disparaging statements made by Executive so long as the Company’s, its executive officers’ and/or its directors’ statements are, in the reasonable, good faith judgment of the person making the statement, true and extend no further than addressing such statements by Executive. Executive will be afforded an opportunity to provide input regarding the Company’s public announcements and filings with respect to this Agreement, which input will be considered in good faith, but the Board will retain final authority over the content of such announcements and filings.

Section 4.     Executive’s General Release and Covenant Not to Sue.

(a)In exchange for the consideration provided by the Company pursuant to this Agreement, Executive hereby releases, acquits, withdraws, retracts and forever discharges any and all claims, manner of actions, causes of action (in law or in equity), suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes, known or unknown, fixed or contingent, directly or indirectly, personally or in a representative capacity, against the Company or any of its agents, attorneys, assigns, employees, successors, predecessors, officers, directors, shareholders, and parent, subsidiary or related companies (the “Company Released Parties”), by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time to, and including, the date of execution of this Agreement, whether based on a constitution, statute, regulation, agreement or the common law, to the extent such release is permitted as a matter of law (the “Company General Release”); provided, however, nothing herein shall release the Company Released Parties from the Company’s obligations under this Agreement. The Company General Release includes, but is not limited to, all claims, manner of actions, causes of action (in law or in equity), suits or requests for attorneys’ fees and/or costs under the Employment Agreement between the Company and Executive effective January 10, 2011, as subsequently amended; the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964 as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Worker’s Benefits Protection Act (“OWBPA”); the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the anti-retaliation provisions of the Fair Labor Standards Act; the Equal Pay Act; the Pregnancy Discrimination Act; COBRA; the Occupational Safety and Health Act; the National Labor Relations Act; the Genetic Information Nondiscrimination Act of 2008; 42 U.S.C. §§ 1981 through 1988; any federal, state or local law regarding retaliation for protected activity or interference with protected rights; and any state or local law, including, but not limited to, the Georgia AIDS Confidentiality Act; Georgia’s Law Regarding Equal Pay, O.C.G.A. § 34-5-1 et seq.; the Georgia Equal Employment for Persons with Disabilities Code, O.C.G.A. § 34-6A-1 et seq.; Georgia’s Law Regarding Age Discrimination, O.C.G.A. § 34-1-2; Georgia’s law relating to prohibited conduct of employers with respect to employees who are required to attend judicial proceedings, O.C.G.A. § 34-1-3; Georgia’s law relating to military leave and reemployment, O.C.G.A. § 38-2-280; the Georgia Constitution; and all claims under Georgia public policy or common law including, but not limited to, common law claims of outrageous conduct, intentional or negligent infliction of emotional distress, negligent hiring, breach of contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with employment relationship, civil rights, fraud and deceit and all other claims of any type or nature, including, without limitation, all claims for damages, wages, compensation, vacation, reinstatement, medical expenses, punitive damages, and claims for attorneys’ fees. Executive and the Company intend that the Company General Release shall discharge all claims against the Company and all other Company Released Parties to the full and maximum extent permitted by law. The Company General Release does not prevent the filing of an administrative charge with the Equal Employment Opportunity Commission, although Executive waives any right to monetary relief related to such charge. Executive and the Company further agree that, to the extent that the waiving of certain claims is prohibited as a matter of law, this Agreement is not intended to waive any such claims.

(b)Executive represents that he has not filed or permitted to be filed against the Company or any of the Company Released Parties, individually or collectively, any lawsuits, charges or proceedings (including any arbitrations), and Executive covenants and agrees not to do so at any time hereafter with respect to the claims released pursuant hereto. Executive agrees to indemnify, defend, and hold the Company and the Company Released Parties harmless from all costs and expenses, including, without limitation, attorney’s fees, incurred by the Company or any of the Company Released Parties arising from the defense of any lawsuit or proceeding with respect to the claims released pursuant to this Agreement, unless Executive’s action is based on the ADEA or the OWBPA, in which case the payment of costs and expenses, including, without limitation, attorney’s fees, are governed by federal law.

(c)Executive acknowledges and agrees that, in regard to Executive’s release and waiver of claims under the ADEA and the OWBPA, as set forth in Section 4(a) of this Agreement,

Executive was informed that Executive does not waive any rights or claims that may arise after the date this Agreement is executed and that Executive has twenty‑one (21) days after receiving this Agreement within which to consider this Agreement. If Executive executes this Agreement before the end of such twenty‑one (21)‑day period, then Executive acknowledges that Executive’s decision to do so was knowing, voluntary and not induced by fraud, misrepresentation or a threat to withdraw, alter or provide different terms prior to the expiration of such twenty‑one (21)‑day period. Executive further acknowledges that this Agreement is effective and enforceable against Executive upon Execution’s execution hereof, subject to Executive’s revocation of this Agreement in accordance with Section 4(d) of this Agreement. Executive further understands and acknowledges that this Agreement is not enforceable or effective until the period in Section 4(d) of this Agreement has expired and that, if Executive revokes this Agreement, Executive will lose all benefits under this Agreement, including, without limitation, the payments and benefits contemplated by Section 2 of this Agreement.

(d)Executive understands that Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement. Executive further understands that, if Executive elects to revoke this Agreement, Executive must provide notice to the Company as set forth in Section 9.9 hereof within the applicable period for revocation.

Section 5.     Company’s Release of Claims Against Executive. Subject to the effectiveness of the Company General Release set forth in Section 4(a) of this Agreement, the Company, for itself and its agents, attorneys, assigns, employees, successors, predecessors, officers, directors, shareholders, and parent, subsidiary or related companies, releases Executive from any claims against Executive that the Company is aware of at the time of the execution of this Agreement by the Executive, except for any claim relating to fraud or criminal matters; provided, however, that nothing in this Agreement shall release Executive from his obligations under this Agreement. The Company acknowledges, represents, and warrants that as of the date of the execution of this Agreement the Company has no knowledge of, nor any information suggesting, any claim against Executive relating to fraud or any criminal matter.

Section 6.    Additional Acknowledgements, Representations and Warranties.

6.1    Executive hereby represents and warrants to the Company and acknowledges that:

(a)This Agreement is the result of a compromise and shall never at any time or for any purpose be construed as an admission by the Company of any liability, and that the Company specifically disclaims any liability to Executive or to any other person or entity.

(b)Executive has had full and adequate opportunity to discuss and consider Executive’s claims. This Agreement is written in a manner that Executive understands. Executive has been advised by virtue of the receipt of this Agreement, and has had an opportunity to, consult with Executive’s attorney prior to deciding whether to enter into this Agreement.

(c)This Agreement and the promises, releases and covenants made in this Agreement by Executive are granted in exchange for the consideration set forth in Section 2 of this Agreement, which is in addition to anything of value to which Executive is entitled.

(d)Executive acknowledges, warrants and represents that this Agreement is executed by him knowingly and voluntarily, and that he has not been coerced in any way to execute this Agreement. Executive acknowledges, warrants and represents that his decision to execute this Agreement is not based upon any representations or statements of any kind by the Company as to the merits, legal liability or value of the claims he may have or may have had. Executive also acknowledges, warrants and represents that no promise or inducement has been offered or made except as herein set forth. This Agreement is executed with the full knowledge and understanding on the part of Executive that there may be more serious consequences, damages or injuries which are not now known to him and that any payment or benefits conferred on Executive in consideration of this Agreement are accepted as final. Executive further agrees and represents that it is within his contemplation that he may have claims against the Company of which, at the time of the execution of this Agreement, he has no knowledge or suspicion, but he agrees and represents that this Agreement extends to all claims in any way based upon, connected with, or related to the matters released herein, whether or not known, claimed or suspected by Executive.

(e)Executive has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein, and Executive agrees to indemnify, defend, and hold the Company and all other Company Released Parties harmless from any and all claims based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any claims, or any portion thereof or interest therein, including, without limitation, all attorney’s fees and expenses incurred by the Company or any other Company Released Party in the defense thereof.

6.2    The Company hereby represents and warrants to Executive that the execution, delivery and performance of this Agreement by the Company have been authorized by all necessary actions on the part of the Company.

Section 7.     Other Obligations of Executive and the Company.

7.1    Confidential Information. Except to the extent required in the performance of the Consulting Services, Executive shall not at any time after the Separation Date, directly or indirectly, disclose, disseminate or otherwise publish “confidential information.” For purposes of this Agreement, the term “confidential information” means any information, data or know-how disclosed to, or known by, Executive relating the conduct or operation of the business by the Company, or any business activity under consideration, development or research by the Company, or which is a business opportunity of the Company and which information or data has not become a matter of general public knowledge, including, without limitation, trade secrets, proprietary data, financial and operating information, and client information. “Confidential information” shall also include any document or information (whether of the Company or of any person with which the Company has an agreement with respect to the confidentiality of information) labeled “confidential,” “proprietary,” or words of similar import and which has not become a matter of general public knowledge. Further, at no time after the execution of this Agreement nor for performance of the Consulting Services shall the Company provide Executive with any material non-public information about the Company.

7.2    Return of Property. Executive represents and warrants that, on or before the effective date of the Agreement, Executive will return to the Company all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Executive’s possession or under Executive’s control. Notwithstanding the foregoing, if Executive deletes, destroys or otherwise removes, in a manner reasonably acceptable to the Company, all confidential information from Executive’s cell phone and laptop and Executive certifies to the Company in writing to such deletion, destruction and removal, including the manner thereof, then Executive may retain such cell phone and laptop.

7.3    Indemnification. The Company shall indemnify Executive for his actions and omissions as an officer and director and provide for advancement of expenses in connection therewith to the maximum extent permitted by the Company’s state of incorporation, including, without limitation, in connection with the matter of Clanton et. al. v. Brogdon et. al., Case No. 13-CV-717-M, pending in the District Court for the County of Oklahoma, State of Oklahoma. The Company shall maintain, for at least three (3) years after the Separation Date, an adequate officer’s and director’s liability policy covering Executive for actions and omissions during the term of his employment with the Company.

Section 8.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Separation Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to

Executive in a lump sum, without interest, on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Section 9.    Miscellaneous.

9.1    Binding Effect; Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Executive, Executive’s executor, administrator, heirs, personal representatives and assigns, and upon the Company and its successors and assigns. This Agreement shall not be assignable by Executive, and shall be assignable by the Company to any corporation or other entity resulting from any reorganization, merger or consolidation of the Company with any other corporation or entity or to any corporation or entity to, or with which, the Company’s business or substantially all of its assets may be sold, exchanged or transferred.

9.2    Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia, without giving effect to principles of conflicts of laws. The venue for any dispute arising out of or related to this Agreement shall be the Superior Court of Fulton County, Georgia or the United States District Court for the Northern District of Georgia, in Atlanta, Georgia, and the parties each consent to the exercise of jurisdiction and venue by such courts.

9.3    Invalid Provisions. With the exception of the provisions set forth in Sections  4 and 5 of this Agreement, the parties hereto agree that: (i) the agreements, provisions and covenants contained in this Agreement are several and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant for its enforceability, and that each such agreement, provision, and covenant constitutes an enforceable obligation between the Company and Executive; and (ii) neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement shall affect the other agreements, provisions or covenants hereof, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted. The Company and Executive further agree that: (x) if any of the provisions of Section 4 of this Agreement are declared illegal, invalid or unenforceable, as a result of a challenge initiated by Executive or on his behalf, or otherwise caused by Executive, then the Company may, at its option, declare this entire Agreement null and void; and (y) if any of the provisions of Section 5 of this Agreement are declared illegal, invalid or unenforceable, as a result of a challenge initiated by the Company, then Executive may, at his option, declare this entire Agreement null and void. If this Agreement is declared null and void by the Company or Executive pursuant to this Section 9.3, then Executive shall immediately reimburse to the Company all amounts paid to Executive pursuant to this Agreement.

9.4    Effect of Breach of this Agreement. If the Company fails to make the Initial Deposit or any Monthly Deposit or any Monthly Benefit Payment when due under this Agreement, then all unpaid amounts payable under Section 2 of this Agreement shall become immediately due and payable, together with interest accrued on such amounts from the Separation Date at a rate of twelve percent (12%) per annum. If Executive breaches any of the provisions of this Agreement, then the Company shall give written notice thereof to Executive in accordance with Section 9.9 of such Agreement, and if Executive fails to cure such breach within five (5) days after his receipt of such notice, then the Company shall be relieved of its obligation to make any further payments to Executive pursuant to Section 2 of this Agreement. The parties agree that if any dispute, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, unless such action is based on the ADEA or OWBPA, in which case costs and expenses, including attorney’s fees, are governed by federal law.

9.5    Entire Agreement. Executive represents and acknowledges that, in executing this Agreement, he has not relied upon any oral representations or written representations or statements not expressly made a part hereof made by anyone with regard to the subject matter, basis or effect of this Agreement. This Agreement, together with the Escrow Agreement, embodies the entire agreement of the parties with respect to the subject matter hereof, and all statements and writings which pre-date the execution hereof are superseded hereby, including, without limitation, the Employment Agreement between the Company and Executive effective January 10, 2011, as amended, which is superseded in its entirety.

9.6    Equitable Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in this Agreement. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of this Agreement or the continuation of any such breach without the necessity of proving actual damages and without posting any bond or other security, and may seek to specifically enforce the terms of this Agreement.

9.7    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement.

9.8    Legal Fees. Each party hereto shall be responsible for its own, and not the other party’s, legal fees incurred in connection with the negotiation, preparation and execution of this Agreement; provided, however, that, unless Executive shall have revoked this Agreement as set forth in Section 4(d) of this Agreement, the Company shall reimburse Executive for his reasonable legal fees incurred in connection with the negotiation, preparation and execution of this Agreement up to a maximum of $7,500.00, with such reimbursement payable on the first business day after the expiration of the revocation period set forth in Section 4(d) of this Agreement.

9.9    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Executive, addressed to:
Boyd P. Gentry
84 Palisades Road, N.E.
Atlanta, Georgia 30309

If to the Company, addressed to:
AdCare Health Systems, Inc.
1145 Hembree Road
Roswell, GA  30076
Attention: Chairman

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto in the manner provided above for notices.

9.10    Facsimile Signature; Counterparts. This Agreement may be executed and delivered by facsimile signature and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.11    Waiver. The waiver by either party hereto of a breach of any provision, agreement or covenant of this Agreement by the other party hereto shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision, agreement or covenant by such other party hereto.

9.12    Amendment. This Agreement may be modified only by written instrument signed by each of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, Executive has executed and delivered this Separation Agreement and General Release, and the Company has caused this Separation Agreement and General Release to be duly executed and delivered by its officer thereunto duly authorized, all as of the last day and year written below.

AGREED:
/s/ Boyd P. Gentry
BOYD P. GENTRY
Date: May 29, 2014
ADCARE HEALTH SYSTEMS, INC.:
By: /s/ David A. Tenwick
David A. Tenwick
Its: Chairman
Date: May 29, 2014

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